Exhibit 15.2

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos: 333-152637, 333-198525, 333-205371, 333-239620) of our reports dated May 15, 2024, with respect to our audit of the consolidated financial statements of Xinyuan Real Estate Co., Ltd. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 20-F for the years ended December 31, 2023 and 2022. Our report on the Company’s financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Assentsure PAC

Assentsure PAC

Singapore

May 15, 2024